Exhibit 99.1

Forest Laboratories, Inc. Upsizes and Prices Offering of $1.2 Billion of Senior Notes Due 2021

Release Date:

Thursday, December 5, 2013 4:36 pm EST

NEW YORK—(BUSINESS WIRE)—Forest Laboratories, Inc. (NYSE: FRX) (“Forest Laboratories”) today announced it upsized and priced a private placement offering of $1.2 billion aggregate principal amount of its 5.00% senior unsecured notes due 2021 (the “notes”). The size of the offering was increased to $1.2 billion from the previously announced $1 billion.

The notes will bear an interest rate of 5.00% per annum and will be issued at a price of 100.000% of the aggregate principal amount. Forest Laboratories intends to use the net proceeds from the sale of the notes to fund its proposed accelerated share repurchase initiative and the remainder for general corporate purposes, including potential acquisitions and additional share buybacks. Forest Laboratories expects that the sale will be completed, subject to customary closing conditions, on December 10, 2013.

The notes will be sold in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act or any state securities law, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

About Forest Laboratories

Forest Laboratories (NYSE: FRX) is a leading, fully integrated, specialty pharmaceutical company largely focused on the United States market. The Company markets a portfolio of branded drug products and develops new medicines to treat patients suffering from diseases principally in five therapeutic areas: central nervous system, cardiovascular, gastrointestinal, respiratory, and anti-infective. Our strategy of acquiring product rights for development and commercialization through licensing, collaborative partnerships and targeted mergers and acquisitions allows us to take advantage of attractive late-stage development and commercial opportunities, thereby managing the risks inherent in drug development. The Company is headquartered in New York, NY.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings. Forest assumes no obligation to update forward-looking statements contained in this release to reflect new information or future events or developments.

Source: Forest Laboratories, Inc.

CONTACT: Frank J. Murdolo

Vice President–Investor Relations, Forest Laboratories, Inc.

1-212-224-6714

media.relations@frx.com

Ticker Slug:

Ticker: FRX

Exchange: NYSE